Exhibit 99.1

The Trade Desk Announces Approval of All Proposals from the Special Meeting of Stockholders

LOS ANGELES, CA – (December 22, 2020) – The Trade Desk, Inc. (NASDAQ: TTD), a global advertising technology leader, announced that all proposals from the Company’s special meeting of stockholders, held on Tuesday, December 22, 2020, were approved.

The five proposals voted on at today’s meeting related to the Company’s dual class structure, including the establishment of a latest termination date for the structure, as well as other corporate governance enhancements.

Each proposal required the affirmative vote of the holders of at least 66 2/3% of the voting power of the Company’s outstanding shares entitled to vote.  The Company adhered to the “MFW” standard that required a majority vote of the Class A holders (Majority of the Minority Approval) as of the October 20, 2020 record date.

These proposals are described in more detail in the Company’s proxy statement filed with the U.S. Securities and Exchange Commission dated October 27, 2020.

“We would like to thank all of the institutions and individuals who took the time to discuss and consider our proposals. We are pleased to have received overwhelming support from the Class A shareholders that voted on the Company’s five proposals,” said Lise Buyer, Director, Chair of the Special Committee of The Trade Desk. “Implementation of these proposals will help the Company continue to invest in and innovate for the long-term, and build on our industry leadership.”

About The Trade Desk
The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, LinkedIn and YouTube.

Contact
Investors
Chris Toth
Vice President Investor Relations, The Trade Desk
ir@thetradedesk.com
310-334-9183

Exhibit 99.1

Media
Ian Colley
Vice President Public Relations, The Trade Desk
ian.colley@thetradedesk.com
914-434-3043